Exhibit 99.1

COMPRESSCO, INC.

March 21, 2002

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:	Annual Report on Form 10-KSB for the year ended December 31, 2001 for Compressco, Inc. (the "Company")

Ladies and Gentlemen:

          Consistent with the Commission's release of March 18, 2002, please be advised that the Company has obtained a letter from Arthur Andersen LLP, the Company's independent public accountants, dated March 20, 2002, containing the following representations regarding the audit performed on the Company's balance sheet as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000:

•

the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards;

•	there was appropriate continuity of Arthur Andersen personnel working on the audit; and
•	there was appropriate availability of national office consultation.

          Representation relating to the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to this audit.

COMPRESSCO, INC. /s/ Gary McBride Gary McBride Chief Financial Officer